BERMAN & COMPANY, P.A.
     Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 5, 2010  on the financial statements of Alternative Energy Partners, Inc. (a development stage company) as of July 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended July 31, 2009, for the period from April 28, 2008 (inception) to July 31, 2008, and for the period from April 28, 2008 (inception) to July 31, 2009, included herein on the registration statement of Alternative Energy Partners, Inc. on Form S-8, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

/s/ Berman & Company, P.A.

Boca Raton, Florida
August 5. 2010